UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016

ZELTIQ Aesthetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35318	27-0119051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4698 Willow Road, Suite 100

Pleasanton, CA 94588

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 474-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2016, ZELTIQ Ireland Unlimited Company (“ZELTIQ Ireland”), a subsidiary of ZELTIQ Aesthetics, Inc. (“ZELTIQ US”), entered into an Agreement (the “Lease Assignment”) with Seamus Desmond and Denis O’Callaghan (“Landlord”) and Zenimax Online Ireland Limited (“Zenimax”), pursuant to which Zenimax, as the tenant to a 47,880 square foot property located in Galway, Ireland (the “Property”), agreed to assign its rights to its lease of the Property (the “Lease”), between Zenimax and Landlord, to ZELTIQ Ireland.

Under the terms of the Lease Assignment, the Lease shall not be assigned to ZELTIQ Ireland until the date (the “Completion Date”) which is three (3) working days following the date on which ZELTIQ Ireland obtains planning permission (“Planning Permission”) to change the use of the Property to the use for which ZELTIQ Ireland intends to use the Property and notifies the other parties of the Planning Permission. If the Completion Date does not occur by September 15, 2016, any party to the Lease Assignment may terminate the Lease Assignment. Until the Completion Date, all documents relating to the Lease Assignment will be held in escrow. Upon the Completion Date, the Lease will be assigned to ZELTIQ Ireland.

If the Lease is assigned to ZELTIQ Ireland, the Lease will be for six years. Annual average rent will be $316,000, with expected annual operating expenses of $444,000. The total six year commitment is expected to be $5.6 million. ZELTIQ US will act as guarantor for the obligation of ZELTIQ Ireland under the Lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZELTIQ AESTHETICS, INC.

Dated: May 4, 2016	By:	/s/ Sergio Garcia
Sergio Garcia
Senior Vice President, General Counsel & Secretary